Exhibit 99.1

Echo Global Logistics Announces Second Quarter 2013 Results

CHICAGO, July 25, 2013 — Echo Global Logistics, Inc. (Nasdaq: ECHO), a leading provider of technology-enabled transportation and supply chain management services, reported today financial results for the quarter ended June 30, 2013.

For the second quarter of 2013, Echo reported total revenue of $224 million, non-GAAP net income of $3.9 million and non-GAAP fully diluted EPS of $0.17.

“Echo posted another quarter of double digit revenue growth,” commented Doug Waggoner, Chief Executive Officer of Echo.  Waggoner added, “Organic growth and operating leverage also increased during the quarter.  Echo’s second quarter results suggest to us that our consistent execution of our strategy is resulting in the increased profitability of our business.”

Second Quarter Highlights

•                  Total revenue increased 21.0% to $224.1 million from the second quarter of 2012.

•                  Non-GAAP operating income increased 3.9% to $6.4 million from the second quarter of 2012.*

•                  Non-GAAP operating margin was 16.2%, up 161 basis points from the first quarter of 2013 but down 156 basis points from the second quarter of 2012.*

•                  Non-GAAP net income increased 3.0% to $3.9 million from the second quarter of 2012.*

•                  Non-GAAP fully diluted EPS was $0.17, unchanged from the second quarter of 2012.*

* All non-GAAP financial measures exclude the effects of changes in contingent consideration payable and non-recurring settlement costs. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation to GAAP Operating Income, Operating Margin, Net Income and Fully Diluted EPS” included in this release.

Summarized financial results and select operating metrics follow:

	Three months ended June 30,
Amounts in 000,000s, except per share data	2013	2012	% change
	(unaudited)
Revenue:
Transactional	$158.0	$128.4	22.9%
Enterprise	$66.1	$56.8	16.5%
Total Revenue	224.1	185.2	21.0%

Net revenue	39.7	34.8	14.0%

Operating expenses
Commissions	10.0	9.9	0.4%
Selling, general and administrative	20.7	16.5	25.1%
Depreciation and amortization	2.6	2.2	19.5%
Total operating expenses (1)	33.3	28.6	16.1%

Non-GAAP Operating income (1)	6.4	6.2	3.9%

Other expense	0.1	0.1	-16.8%
Non-GAAP Income before taxes (1)	6.3	6.1	4.4%

Income taxes (1)	2.4	2.3	6.8%

Non-GAAP net income (2)	3.9	3.8	3.0%

Non-GAAP Fully Diluted EPS (2)	$0.17	$0.17	0.3%
Diluted shares	23.4	22.8

Reconciliation to GAAP Operating Income, Operating Margin, Net Income and Fully Diluted EPS
Non-GAAP Operating Income (1)	6.4	6.2	3.9%
Change in contingent consideration payable	0.4	0.1	192.1%
Non-recurring settlement costs	—	(0.7)	-100.0%
Operating Income	6.8	5.6	21.9%

Non-GAAP Operating Margin (1)	16.2%	17.8%	(156	) bps
Effect of change in contingent consideration payable and non-recurring settlements costs	0.9%	-1.8%	267	bps
Operating Margin (% of Net Revenue)	17.1%	16.0%	111	bps

Non-GAAP Net Income (2)	3.9	3.8	3.0%
Change in contingent consideration payable and non-recurring settlement costs, net of tax effect	0.2	(0.4)	154.1%
Net Income	4.1	3.4	21.2%

Non-GAAP Fully Diluted EPS (2)	$0.17	$0.17	0.3%
Change in contingent consideration payable and non-recurring settlement costs, net of tax effect	0.01	(0.02)	152.7%
Fully diluted EPS	$0.18	$0.15	18.0%

Operating Metrics
Net revenue margin	17.7%	18.8%	(109	) bps
Non-GAAP Operating margin (% of net revenue) (1)	16.2%	17.8%	(156	) bps
Shipment volume	472,798	412,258	14.7%
Total employees	1,287	1,225	5.1%
Sales employees and agents	812	789	2.9%
Less Than Truckload (LTL) Revenue %	41.7%	46.0%	(423	) bps
Truckload (TL) Revenue %	45.3%	43.6%	172	bps
Intermodal Revenue %	7.1%	3.6%	349	bps

(1) Amounts shown exclude the effects of changes in contingent consideration payable and non-recurring settlement costs.

(2) Amounts shown exclude the tax effected changes in contingent consideration payable and non-recurring settlement costs.

“Increased operating leverage and improved sales force productivity reflect the traction our sales organization is gaining in the marketplace as we continue to execute on our strategy to become the premier multimodal transportation service provider to the small and middle market shipper,” said Dave Menzel, Chief Financial Officer of Echo.  “We expect that our investments in our business will continue to drive gains in both revenue and operating leverage.”

Business Outlook

“Through the first few weeks of July 2013, our revenue was up approximately 24% over the same period in the prior year,” stated Waggoner. “Based on the current economic environment and the improvements we are seeing in productivity, we believe we will see continued growth and improved operating leverage in the second half of the year, and believe our operating results will be in line with our previously stated guidance of revenue of $900 million to $940 million and non-GAAP fully diluted EPS between $0.78 and $0.84 in 2013.”

Conference Call

A conference call, with accompanying presentation slides, will be broadcast live on July 25, 2013 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time).  Doug Waggoner, Chief Executive Officer, and Dave Menzel, Chief Financial Officer, will host the call.  To participate in the call, dial (877) 303-6235 (toll free) or (631) 291-4837 (toll) and provide conference ID “Echo Global Logistics.”  To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website.

Non-GAAP Financial Measures

This release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP Fully Diluted EPS. We refer to these Non-GAAP financial measures to describe earnings and earnings per share excluding the effects of changes in contingent consideration payable and non-recurring settlement costs.  We believe such measures provide useful information to investors because they provide information about the financial performance of the Company’s ongoing business.

Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP Fully Diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation to GAAP Operating Income, Operating Margin, Net Income and Fully Diluted EPS” included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the most recent Form 10-K we filed with the SEC.

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
REVENUE	$224,050,929	$185,230,701	$428,028,307	$353,799,806

COSTS AND EXPENSES
Transportation costs	184,390,955	150,430,597	349,917,054	286,329,924
Selling, general, and administrative expenses	30,280,576	27,062,901	61,287,720	52,346,845
Depreciation and amortization	2,612,468	2,186,376	5,207,779	4,215,653
INCOME FROM OPERATIONS	6,766,930	5,550,827	11,615,754	10,907,384
OTHER EXPENSE	(106,730)	(128,338)	(200,946)	(237,974)
INCOME BEFORE PROVISION FOR INCOME TAXES	6,660,200	5,422,489	11,414,808	10,669,410
INCOME TAX EXPENSE	(2,537,583)	(2,019,655)	(4,315,559)	(3,954,786)
NET INCOME	$4,122,617	$3,402,834	$7,099,249	$6,714,624

Basic net income per share	$0.18	$0.15	$0.31	$0.30
Diluted net income per share	$0.18	$0.15	$0.30	$0.29

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	June 30,
	2013	December 31,
	(Unaudited)	2012
Cash and cash equivalents	$46,893,227	$41,780,984
Accounts receivable, net of allowance for doubtful accounts	112,490,210	96,623,553
Prepaid expenses	1,436,310	2,491,955
Other current assets	2,505,388	843,009
Total long term assets	78,296,992	77,743,563
Total assets	$241,622,127	$219,483,064

Accounts payable — trade	$70,642,002	$58,889,437
Current maturities of capital lease obligations	8,296	24,086
Other current liabilites	11,475,289	12,074,645
Deferred income taxes	3,154,386	1,915,847
Long term liabilities	5,717,740	5,593,639
Stockholders’ equity	150,624,414	140,985,410
Total liabilities and stockholders’ equity	$241,622,127	$219,483,064

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2013	2012
	(Unaudited)
Net cash provided by operating activities	$10,928,867	$5,648,938

Net cash used in investing activities	(6,233,909)	(5,245,330)

Net cash provided by (used in) financing activities	417,285	(70,328)

Increase in cash and cash equivalents	5,112,243	333,280
Cash and cash equivalents, beginning of period	41,780,984	47,007,309
Cash and cash equivalents, end of period	$46,893,227	$47,340,589

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services.  Echo maintains a proprietary web-based technology platform that compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ transportation and supply chain management needs. Echo services clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Source: Echo Global Logistics, Inc.

INVESTOR RELATIONS CONTACT:

Suzanne Karpick, Echo Global Logistics, (312) 784-7414

MEDIA CONTACT:

Hanni Itah, SSPR, (847) 415-9324

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